                                                                      EXHIBIT 11

                             Deposit Guaranty Corp.
                      Computation of Net Income Per Share
                                 March 31, 1994


                                                                       Three Months Ended
                                                                           March 31
                                                                --------------------------------
                                                                                      Fully
                                                                   Primary            Diluted
                                                                ------------        ------------
Computation of weighted average
  shares outstanding:

  Common stock outstanding,
    beginning balance                                             17,667,852          17,667,852

  Common stock issued due to
    exercise of options                                                  311                 311
                                                                ------------        ------------

  Weighted average shares
    outstanding                                                   17,668,163          17,668,163
                                                                ============        ============

Computation of net income:

  Net income                                                    $ 18,670,000        $ 18,670,000
                                                                ============        ============

Computation of net income per
  share:

  Net income divided by weighted
    average shares outstanding                                  $       1.06        $       1.06
                                                                ============        ============


Note:    Additional weighted average shares outstanding for options under the
Company's incentive stock plan were 116,929 and 102,754 for calculating primary and fully diluted net income per share, respectively. The dilutive effect of such options was, therefore, not material.